Exhibit 99.1

Universal Compression Holdings, Inc.
4444 Brittmoore Road
Houston, Texas 77041
NYSE: UCO

Contact:

David Oatman

Vice President, Investor Relations and Planning

713-335-7460

FOR IMMEDIATE RELEASE

MONDAY, JULY 28, 2003

UNIVERSAL COMPRESSION REPORTS

FISCAL 2004 FIRST QUARTER RESULTS

Houston, July 28, 2003 — Universal Compression Holdings, Inc. (NYSE: UCO), a leading provider of natural gas compression services, today reported fiscal 2004 first quarter net income of $7.7 million, or $0.25 per diluted share, before charges in the quarter of $15.8 million on a pretax basis, or $0.31 per diluted share on an after-tax basis, related to previously announced debt extinguishment and facility consolidation costs.  Including the charges, the Company had a net loss of $2.0 million, or $0.06 per diluted share.  Net income was $6.9 million, or $0.22 per diluted share, in the fiscal 2003 fourth quarter and $10.4 million, or $0.33 per diluted share, in the fiscal 2003 first quarter.

Revenues were $152.2 million in the fiscal 2004 first quarter compared to $154.6 million in the fiscal 2003 fourth quarter and $151.5 million in the prior year period.  EBITDA, as adjusted (as defined below), was $52.5 million in the fiscal 2004 first quarter compared to $51.0 million in the fiscal 2003 fourth quarter and $51.8 million in the fiscal 2003 first quarter.

“Our fleet utilization increased to 85% at June 30, 2003 from a recent low of 82% in September 2002, but is still below the utilization of 91% achieved in August 2001,” said Stephen A. Snider, Universal’s President and Chief Executive Officer.  “We are optimistic about further improvement in activity levels this year as higher industry exploration activity leads to new business opportunities.”

Capital Structure

During the June 2003 quarter the Company refinanced approximately $230 million of 9 7/8% senior discount notes due 2008, funded by a new offering of $175 million of 7 ¼% senior notes due 2010 and excess cash.  Total debt declined from $945 million at March 31, 2003 to $890 million at June 30, 2003.  Capital expenditures were approximately $17 million in the fiscal 2004 first quarter compared to $22 million in the fiscal 2003 fourth quarter and $26 million in the prior year period.

“We are committed to improving the utilization of our compressor fleet and, wherever possible, will deploy idle units for new projects instead of building new capacity,” said Michael Anderson, Senior Vice President and Chief Financial Officer.  “In fiscal 2004 we expect that operating cash flow after capital expenditure requirements will continue to be positive.”

Guidance

For the three months ending September 30, 2003, the Company expects revenues to be $160 million to $170 million and earnings per diluted share to be $0.28 to $0.33.  For the twelve months ending March 31, 2004, the Company confirms its previous full year guidance and expects revenues of $650 million to $700 million and earnings per diluted share of $1.20 to $1.40, excluding the charges related to debt extinguishment and facility consolidation costs.  Including these charges, the Company expects earnings per diluted share of $0.89 to $1.09 in fiscal year 2004.

First Quarter Statistics

•                  Average fleet horsepower utilized was 1,981,000 in the first quarter compared to 1,948,000 in the fourth quarter and 1,883,000 in the prior year period.  Spot utilization was 85% at June 30, 2003 compared to 84% at March 31, 2003 and December 31, 2002.  Average utilization was 84% in the first quarter, 83% in the fourth quarter and 84% in the prior year period.

•                  Domestic contract compression gross margins were 64% in the first and fourth quarters and 65% in the prior year period.  International contract compression gross margins were 79% compared to 84% in the fourth quarter and 81% in the prior year period.

•                  Total contract compression horsepower was 2,367,000 at June 30, 2003 compared to 2,325,000 at March 31, 2003 and 2,254,000 at June 30, 2002.  International contract compression horsepower was 407,000 at June 30, 2003 compared to 368,000 at March 31, 2003 and 356,000 at June 30, 2002.

•                  Fabrication revenues were $29.3 million compared to $34.9 million in the prior quarter and $35.5 million in the prior year period; fabrication gross margins were 1% compared to 11% in the prior quarter and 9% in the prior year period.  Fabrication backlog was $81 million at June 30, 2003 compared to $56 million at March 31, 2003 and $96 million at June 30, 2002.

•                  Aftermarket services gross margins were 23% in the first quarter, 22% in the fourth quarter and 24% in the prior year period.

Conference Call

Universal will host a conference call tomorrow, July 29, 2003 at 10:00 am Central Time, 11:00 am Eastern Time, to discuss the quarter’s results and other corporate matters.  The conference call will be broadcast over the Internet to provide interested persons the opportunity to listen to it live.  The call will also be archived for approximately 90 days to provide an opportunity to those unable to listen to the live broadcast. Both the live broadcast and replay of the archived version are free of charge to the user.

Persons wishing to listen to the conference call live may do so by logging onto http://www.universalcompression.com (click “Company Overview” in the “Company Information” section) or http://www.firstcallevents.com/service/ajwz385860612gf12.html at least 15 minutes prior to the start of the call.  A replay of the call will remain available at the Web sites www.universalcompression.com and http://www.prnewswire.com for approximately 90 days.

EBITDA, as adjusted, is defined as net income plus income taxes, interest expense (including debt extinguishment costs), leasing expense, depreciation and amortization, foreign currency gains or losses, excluding non-recurring items (including facility consolidation costs), and extraordinary gains or losses.  Beginning with the quarter ended September 30, 2002, the Company changed its definition of EBITDA, as adjusted, to exclude foreign currency gains or losses.  All periods prior to September 30, 2002 have been recalculated from amounts previously disclosed by the Company to be consistent with this new definition of EBITDA, as adjusted.

Universal Compression, headquartered in Houston, Texas, is a leading natural gas compression services company, providing a full range of contract compression, sales, operations, maintenance and fabrication services to the domestic and international natural gas industry.

Statements about Universal’s outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Universal’s control, which could cause actual results to differ materially from such statements. While Universal believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the demand for Universal’s products and services and worldwide economic and political conditions. These and other risk factors are discussed in Universal’s filings with the Securities and Exchange Commission, copies of which are available to the public. Universal expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.

UNIVERSAL COMPRESSION HOLDINGS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended
	June 30, 2003	March 31, 2003	June 30, 2002
Revenues:
Domestic contract compression	$69,199	$67,788	$65,491
International contract compression	19,684	16,428	17,279
Fabrication	29,260	34,881	35,475
Aftermarket services	34,084	35,492	33,219
Total revenue	152,227	154,589	151,464

Costs and expenses:
Domestic contract compression - direct costs	24,624	24,422	22,960
International contract compression - direct costs	4,199	2,674	3,234
Fabrication - direct costs	29,056	31,099	32,349
Aftermarket services - direct costs	26,149	27,712	25,203
Depreciation and amortization	20,986	19,619	14,050
Selling, general and administrative	15,926	17,539	16,245
Operating lease	—	—	15,345
Interest expense	19,918	20,247	5,711
Debt extinguishment costs	14,397	—	—
Foreign currency (gain) loss	(1,049)	(156)	(171)
Other (income) expense	(181)	179	(290)
Facility consolidation costs	1,404	—	—
Total costs and expenses	155,429	143,335	134,636

Income (loss) before income taxes	(3,202)	11,254	16,828

Income taxes (benefit)	(1,233)	4,331	6,477

Net income (loss)	$(1,969)	$6,923	$10,351

Weighted average common and common equivalent shares outstanding:
Basic	30,775	30,709	30,619

Diluted	31,048	30,943	30,940

Earnings (loss) per share:
Basic	$(0.06)	$0.23	$0.34

Diluted	$(0.06)	$0.22	$0.33

UNIVERSAL COMPRESSION HOLDINGS, INC.

UNAUDITED SUPPLEMENTAL INFORMATION

(Dollars in thousands)

	Three Months Ended
	June 30, 2003	March 31, 2003	June 30, 2002
Revenues:
Domestic contract compression	$69,199	$67,788	$65,491
International contract compression	19,684	16,428	17,279
Fabrication	29,260	34,881	35,475
Aftermarket services	34,084	35,492	33,219
Total	$152,227	$154,589	$151,464

Gross Profit:
Domestic contract compression	$44,575	$43,366	$42,531
International contract compression	15,485	13,754	14,045
Fabrication	204	3,782	3,126
Aftermarket services	7,935	7,780	8,016
Total	$68,199	$68,682	$67,718

Selling, General and Administrative	$15,926	$17,539	$16,245
% of Revenue	10%	11%	11%

EBITDA, as adjusted *	$52,454	$50,964	$51,763
% of Revenue	34%	33%	34%

Capital Expenditures	$16,743	$21,602	$26,290

Average Utilization	84%	83%	84%

Profit Margin:
Domestic contract compression	64%	64%	65%
International contract compression	79%	84%	81%
Fabrication	1%	11%	9%
Aftermarket services	23%	22%	24%
Total	45%	44%	45%

Reconciliation of GAAP to Non-GAAP Financial Information:
Net income	$(1,969)	$6,923	$10,351
Income taxes	(1,233)	4,331	6,477
Depreciation and amortization	20,986	19,619	14,050
Operating lease	—	—	15,345
Interest expense	19,918	20,247	5,711
Debt extinguishment costs	14,397	—	—
Foreign currency (gain) / loss	(1,049)	(156)	(171)
Facility consolidation costs	1,404	—	—
EBITDA, as adjusted *	$52,454	$50,964	$51,763

	June 30, 2003	March 31, 2003	June 30, 2002

Debt **	$890,179	$945,155	$232,198
Operating Leases	$—	$—	$708,500
Shareholders’ Equity	$750,514	$744,451	$703,222
Total Debt to Capitalization ***	54.3%	55.9%	57.2%

* Beginning with the quarter ended September 30, 2002, the Company changed its definition of EBITDA, as adjusted, to exclude foreign currency gains or losses.  All periods prior to September 30, 2002 have been recalculated from amounts previously disclosed by the Company to be consistent with this new definition of EBITDA, as adjusted.

** Debt includes capital lease obligations.

*** Total Debt includes Debt and Operating Leases.

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